Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) is made as of the ___ day of ____________ 2008 between Juhl Energy Development Inc (the “Company”) and John Mitola (“Employee”).

WITNESSETH:

WHEREAS, the Company and certain of its affiliates is to be acquired by a public shell and the resulting public company will be named Juhl Wind Inc. (the Reverse Takeover “RTO”) in a transaction fully described in the attached Term Sheet;

WHEREAS, this Agreement will apply to the Company and to Juhl Wind Inc. and any successor companies;

WHEREAS, the Company is in the business of developing, managing and selling wind power projects (the “Business”);

WHEREAS, Employee is currently the President (“President”) of the Company and desires to continue in that role following the RTO for the terms hereof to govern his activities with the Company;

WHEREAS, Company desires to employ Employee as President of the Company and define the terms and nature of their relationship, and Employee desires to be employed by the Company upon the terms and conditions stated herein;

WHEREAS, the Company wishes to protect its Confidential Information (as defined herein) and to restrict certain future solicitation and competition by Employee;

WHEREAS, Employee's execution of this Agreement is a requirement of Employee's employment with the Company; and

WHEREAS, the parties hereto agree that this Agreement shall supersede any other agreements regarding Employee’s provision of services to the Company.

NOW, THEREFORE, in consideration of the premises, in further consideration of Employee’s employment by Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee hereby agree as follows:

1. Incorporation of Recitals.

The above recitals are, and shall be construed to be, an integral part of this Agreement. The parties hereto acknowledge and agree that this Agreement formalizes in writing certain understandings and procedures which shall be in effect during the Term of Employee’s employment with the Company.

2. Term of Agreement.

The term of this Agreement shall be for a period of approximately three (3) years and six (6) months commencing on the Closing Date of the RTO and continuing through December 31, 2011 (“Term”).

3. Scope of Employment.

A. Employee’s commencement of employment with the Company shall be conditioned upon and subject to the satisfactory completion of a background check and a drug screening test if elected by the Company, the expense of which shall be borne by the Company.

B. The Company agrees that during the Term of this Agreement, the Company shall employ Employee as President to perform the services identified on Exhibit A and such other duties which are of the type and nature normally assigned to such employees of a business of the size, stature, and nature of the Company, as the Board of Directors of the Company may from time to time assign. The President will also be a member of the Board of Directors through the Term of this Agreement and while the President remains employed by the Company.

C. Employee hereby accepts such employment and agrees that during the Term of this Agreement that:

(i) Employee will perform such duties in the foregoing capacity, and agrees that fiduciary duties normally applicable to officers, including, without limitation, those of loyalty and due care, shall be applicable to Employee;

(ii) Employee will devote his working time and attention, as well as his best efforts and abilities to the performance of his duties hereunder and to the affairs of the Company. The Company acknowledges that the Employee currently performs other duties as a director of a public agency and certain public companies and as an advisor to investment funds. The Company has determined that such other activities do not currently conflict with the Employee’s duties on behalf of the Company and Employee agrees that such activities must not conflict or interfere with Employee’s role on behalf of the Company;

(iii) Employee will not engage in any other activities which conflict, interfere with or otherwise adversely affect in any way the proper discharge of his duties hereunder and compliance with the covenants of Employee contained herein;

(iv)  Employee will not enter into contracts or commitments on behalf of the Company without the prior written authorization of the Board of Directors, and Employee acknowledges and agrees that he shall not have any authority to do so without such prior consent; and

(v) Employee will comply with all lawful policies which from time to time may be in effect at the Company or adopted by the Company and conveyed to Employee.

4. Compensation.

As compensation for the services to be performed by Employee hereunder, the Company agrees to pay to Employee, and Employee agrees to accept, the following:

A.  Salary. During the first year of the Term, the Company will pay the President a monthly salary of Fourteen Thousand Five Hundred Eighty-three Dollars ($14,583) to be paid on the first day of each month in advance as salary for that month. During the second year of the Term, the Company will pay the President a monthly salary of Sixteen Thousand Six Hundred Sixty-six Dollars ($16,667) to be paid on the first day of each month in advance as salary for that month. During the remaining portion of the Term, the Company will pay the President a monthly salary of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) to be paid on the first day of each month in advance as salary for that month. Upon Closing of the RTO, the President will be paid for work provided on behalf of the Company since March 1, 2008 at a rate equivalent to the first year’s salary.

B. Performance Bonus. The Company will pay the President an annual performance bonus pursuant to the terms of certain goals as established by senior management and approved by the Board of Directors. The President’s Performance Bonus may equal a maximum of 100% of his annual salary then in effect.

C. Warrants/Options. The President will receive options to purchase up to 500,000 shares of common stock of the Company at a strike price equivalent to the per share price of common stock of the Company at the closing of the RTO.

D. Employee Benefits. In addition to Employee’s compensation, the Company shall make available to such Employee, subject to change at any time by senior management and approved by the Board of Directors, during the Term hereof:

(i) Participation in any plans, to the extent such plans are available to all similarly situated employees (unless restricted due to Employee’s income level), which are from time to time offered to the Company’s employees with respect to group health, life, accident and disability insurance or payment plans, retirement plans, profit sharing or similar employee benefits, if any, and subject to the satisfaction of insurance underwriting requirements; provided, however, that the Company may elect to provide cash compensation to cover individually purchased benefits in lieu of establishing corporate plans;

(ii) Twenty days of paid annual vacation, accrued based upon time employed (i.e. accrued at a rate of 1⅔ days per month), as well as 10 days of personal time, plus paid holidays designated as such by the Company;

(iii) Automobile allowance in the amount of $750 per month;

(iv) The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with Employee’s performance of services hereunder as soon as practicable in accordance with the Company’s reimbursement policy following submission to the Company by Employee of a written itemized account of such expenditures, together with receipts therefore, all in accordance with the Company’s policy and with applicable law, rules and regulations governing deductibility of such amounts under the Internal Revenue Code of 1986, as amended; and

(v) Other fringe benefits regularly provided to the similarly situated employees of the Company.

5. Termination.

A. Termination by the Company with Cause. The Company may terminate Employee’s employment with “Cause” as hereafter defined in this section upon written notice. “Cause” shall mean Employee’s: (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place or conviction of a felony, (ii) violation of the Company’s material policies or procedures that have been made known to Employee, or violation by Employee on Company premises of any law or material regulation, (iii) material breach or violation of this Agreement, (iv) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (v) appropriation of a business opportunity or transaction in contravention of Employee’s duties to the Company, (vi) any improper action by Employee which has a detrimental effect on the Company’s reputation or business, (vii) failure to perform the duties assigned or requested by the Board of Directors, or (viii) gross negligence, incompetence or willful misconduct by Employee in the performance of Employee’s duties. In the event that Employee is terminated with “Cause,” Employee shall only be entitled to the payment of Employee’s then-current accrued, unpaid Compensation and accrued unused vacation, each prorated through the date of termination. In the case of an event of Cause under clauses (ii), (iii), (vi) or (vii), with the exception of any such events of Cause arising from breach of any of the provisions of Sections (i), (iv), (v) or (viii) hereof, Employee shall be provided the opportunity to cure such event within a reasonable time following written notice thereof and not to exceed thirty (30) days following such notice (the “Cure Period”), and if the Employee desires to effect a cure to same then Employee shall provide the Company with written notice within five business days following receipt of notice of Cause of such desire, and in the absence of such cure by Employee within the Cure Period Employee shall be deemed terminated upon the expiration of the Cure Period unless otherwise mutually agreed in writing. However, notwithstanding the foregoing, Employee shall not be provided the opportunity pursuant to the foregoing sentence to cure Employee’s repeated or persistent actions, failures or omissions occurring within a three month period which constitute Cause (in the absence of cure) hereunder and which would otherwise be curable but for such reoccurrence.

B. Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean (i) a material diminution of Employee’s employment duties without Employee’s consent, which consent shall not be unreasonably withheld; or (ii) a material and persistent breach by the Company of Section 4 hereof. Employee shall provide the Company thirty (30) days prior written notice of his intention to resign for Good Reason which states his intention to resign and sets forth the reasons therefor, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that Employee terminates his employment pursuant to this section, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equivalent to 90 days of the then current full year compensation. During the thirty (30) day period following the delivery of such notice, Employee shall reasonably cooperate with the Company in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities.

C. Termination Due to Employee’s Death or Disability. In the event that this Agreement and Employee’s employment is terminated due to Employee’s death or disability, Employee (or Employee’s legal representatives) shall be paid Employee’s then-current unpaid compensation and accrued, unused vacation, each prorated through the date of termination. For purposes of this Agreement, the term “disability” shall mean the mental or physical inability to perform satisfactorily the essential functions of Employee’s full-time duties, with or without a reasonable accommodation, as determined by a physician mutually agreed by the Company and Employee, such agreement not to be unreasonably withheld; provided, however, that any disability which continues (subject to any requirements of applicable law) for one hundred and twenty (120) days (whether or not consecutive) in any twenty-four (24) month period shall be deemed a total and permanent disability.

6. Representations, Warranties and Certain Covenants of Employee.

Employee hereby represents, warrants and covenants to the Company that:

A. Employee is not subject to any agreement, including any confidentiality, non-solicitation, non competition, or invention assignment, agreement or other restrictive covenant, whether oral or written, which would in any way restrict or prohibit Employee’s ability to execute this Agreement, perform Employee’s obligations under this Agreement or otherwise comply with the terms of this Agreement;

B. Employee has respected and at all times in the future will continue to respect the rights of Employee’s previous employer(s) in trade secret and confidential information in accordance with applicable agreements, if any, and applicable law;

C. Employee has left with Employee’s previous employers all proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee’s previous employer(s), has not taken copies of any such materials and will not remove or cause to be removed any such material or copies of any such material from such previous employer(s) in violation of Employee’s agreements, if any, with previous employers;

D. Employee has not done, and hereafter will not do anything, by contract or otherwise, which would impair the rights of the Company in and to any Company Developments (as defined below), the Company Materials (as defined below), or the ability of Employee to perform Employee's obligations under this Agreement;

E. Employee shall not, during the term of his employment with the Company, do anything or authorize any other person or entity to do anything contrary to the material rights and interests of the Company in contravention of Employee’s obligations under this Agreement;

F. The information Employee supplied to the Company in connection with Employee’s employment is true, correct, and complete; and

G. So long as Employee remains employed by the Company, any and all business opportunities from whatever source which Employee may receive or otherwise become aware of in connection with his employment with the Company relating to the Business of the Company shall belong to the Company, and unless the Company specifically, after full disclosure by Employee of each and any such opportunity, waives its right in writing, the Company shall have the sole right to act upon any of such business opportunities as the Company deems advisable.

7. Work for Hire and Invention Assignment.

A.  Employee agrees that any and all work performed hereunder and any resulting Developments shall be “work made for hire” within the meaning of the Copyright Act of 1976, as amended. Employee hereby assigns to the Company Employee’s entire right, title and interest in said Developments. Furthermore, Employee shall execute all instruments of assignment and any other documents requested by Company relating to the Company’s ownership of any and all Developments or to applications for patents, copyrights and trademarks and the enforcement and protection thereof.

B. Employee shall mark all Developments with the Company’s copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to protect the Company’s rights therein including, without limitation, the maintenance of such item in confidence to the same degree as required for Confidential Information (as herein defined) or as otherwise instructed by the Company. In the event that the Developments shall be deemed not to constitute works made for hire, or in the event that Employee should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Developments, Employee agrees to assign to the Company, without further consideration, Employee’s entire right, title and interest therein.

C.  Assistance. Employee further agrees to reasonably assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, or other rights or registrations with respect to Developments in any and all countries, and to that end will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same;

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

(iii) to cooperate with the Company (but at the Company’s expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

8. Confidential Information

A. Confidential Information.

Employee acknowledges and agrees that:

(i) During the course of Employee's employment with the Company, Employee will learn about, will help to develop and will develop, and will be entrusted in strict confidence with (1) confidential and proprietary information and trade secrets that are or will be owned by the Company and are not available to the general public or the Company’s competitors concerning the Company, including its sales, operations, financial condition, financial projections, profit margins, personnel matters (including the identity of the Company’s top-performing personnel, hiring criteria, and training techniques), intermediate and long-term business goals and strategic plans, promotional strategies and techniques, pricing and cost structure of services, customer identities, customer relationship histories, customer records, customer service matters, customer preferences, needs and idiosyncrasies, formal customers and prospects, identity of vendors and suppliers, special vendor and supplier pricing and delivery terms, computer programs and codes, research and development, specifications, algorithms, processes, formulas methods, technical data, know-how, complications, designs, drawings, photographs, other machine-readable records, business activity and other confidential aspects of the Company and its business and operations; (2) information which the Company will be required to keep confidential in accordance with confidentiality obligations to third parties; and (3) other matters and materials belonging to or relating to the internal affairs of the Company, including information recorded on any medium which gives it an opportunity to obtain an advantage over its competitors which do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities which might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the "Confidential Information");

(ii) It is imperative that the Employee treat whatever information the Company wants to protect from disclosure as genuinely “Confidential,” i.e. restricting access by pass code, stamping hard copies “Confidential,” and restricting access thereto except by personnel, and the like;

(iii) The Company has developed or purchased and will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information; and

(iv) The Company has a legitimate interest in protecting the goodwill, customer information, customer relationships, and use of Employee’s skills by means of enforcement of the restrictive covenants set forth in this Agreement.

B. Confidentiality Covenants.

In consideration of Employee’s employment and compensation and other consideration described herein, Employee acknowledges and agrees that:

(i) To the extent that Employee developed or had access to Confidential Information before entering into this Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity, and he has not disclosed, directly or indirectly, to any other person or entity, other than the Company, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means not involving an act or omission by Employee or the Company’s other employees or independent contractors:

(A) The Confidential Information is, and at all times hereafter shall remain, the sole property of the Company;

(B) Employee shall use his best efforts and the diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation, or other entity;

(C) Unless the Company gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to or use for the benefit of any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop, or be entrusted with as a result of Employee's employment by the Company; and

(D) Except in the ordinary course of the Company's Business, Employee shall not seek or accept any Confidential Information from any former, present, or future contractor or employee of the Company.

(ii) Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Company to Employee solely to assist him in performing his duties under this Agreement. Employee further agrees that upon termination of his employment with the Company for any reason:

(A) Employee shall not remove from Company property, and shall immediately return to the Company, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(B) Employee shall immediately return to the Company any and all other Company property belonging to or within the custody or possession of the Company or as to which the Company has the right of possession, in his possession, custody or control, including, without limitation, all internal manuals, customer or client work papers, data, software, and other written materials (and all copies thereof) prepared for internal use by the Company or used in connection with the Business or operations of the Company, any and all keys, security cards, passes, credit cards, and marketing literature.

9. Return of Material.

Upon termination of employment with Company, and regardless of the reason for such termination, or upon the Company’s request, Employee will leave with, or promptly return to Company and its customers all documents, records, notebooks, magnetic tapes, disks, computers, network hardware, and other materials, including all copies in his possession or control which contain Confidential Information of Company and its customers and prospects or any other information concerning Company and its customers, prospects, products, services or customers, whether prepared by the Employee or others, including, without limitation, Company Materials and Developments.

10. Covenants Not To Compete and Anti-Piracy.

Employee acknowledges that the services rendered by Employee on behalf of the Company are of a special and unique character, that Employee is being provided a substantial equity stake in the Company, and that during the performance of such services, Employee will acquire, because of the special relationship among the Company, Employee and the Company’s customers and clients, valuable information, trade secrets, customer lists, proprietary information, financial information and unique skills. Accordingly, Employee covenants, in consideration of Employee’s employment and compensation and other consideration described above, that while Employee is employed by the Company and for a period of six (6) months after the termination of Employee’s employment with the Company for any reason, Employee shall not without the prior written consent of the Company, directly or indirectly, either on Employee’s own behalf or on behalf of any other person work as an independent contractor for or be employed by another company, person, firm, corporation, proprietorship, partnership or other entity in competition with the Company which is engaged primarily in the Business. Employee acknowledges that in the event that Employee’s employment with the Company terminates, Employee will be able to earn a livelihood without violating the foregoing covenants.

11. Non-Solicitation of Customers.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that for a period of twenty four (24) months immediately following the termination of Employee’s employment with the Company, Employee will not, either for himself or on behalf of any other person or entity, directly or indirectly, solicit, attempt or offer to provide services or provide services, competitive with those services rendered or products sold by or on behalf of the Company during the term of this Agreement, to any past or present client of the Company for whom the Company has performed services or to whom the Company has sold products during the one (1) year period prior to the termination of Employee’s employment.

12. Non-Solicitation of Employees.

In consideration of his employment and compensation and other consideration described herein, Employee agrees that Employee will not during both the term of this Agreement and the twelve (12) months following the termination of Employee's employment, without the written consent of the Company, for any reason, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Company as an employee, agent, independent contractor or otherwise, to terminate his or her employment or engagement, nor shall Employee prior to the expiration of such period, directly or indirectly, solicit for employment or engagement, employ or engage, attempt to employ or engage, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Company.

13. Equitable Relief.

Employee acknowledges and agrees that the Business is highly competitive, and that violation of any of the covenants and agreements provided for in Sections 8 - 12 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Accordingly, Employee agrees, without limiting any of the other remedies available to the Company, that any violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Company for any actual or threatened violation of any of said covenants or agreements or the Company shall engage legal counsel or incur other costs and expenses related to the enforcement of said covenants or agreements, Employee shall be liable to the Company to the extent the Company is the prevailing party in such proceedings (or in the absence of a proceeding, to the extent the services of attorneys and the incurrence of such other costs and expenses were reasonably required for the Company’s enforcement of the provisions of this Agreement, as determined by the Company’s Board of Directors) for all reasonable costs and expenses of any kind, including reasonable attorneys' fees, which the Company has incurred in connection with such proceedings or enforcement activities, including, without limitation, in connection with the enforcement of the provisions of this section. Employee acknowledges that in the event that Employee’s employment with the Company terminates, Employee will be able to earn a livelihood without violation of the aforesaid covenants of this Agreement.

14.   Binding Effect and Benefit.

The provisions hereof shall be binding upon, and shall inure to the benefit of, Employee, his heirs, executors, and administrators as well as to Company, its successors, and assigns; however, Employee’s services under this personal services contract are not assignable by Employee.

15.  Waivers.

No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver thereof by any party of any right or remedy shall preclude the exercise or further exercise thereof or the exercise of any other right or remedy.

16. Waiver of Conflict.

The law firm of Synergy Law Group, L.L.C. (“Law Firm”) has disclosed to the parties its potential conflicts of interest arising from the negotiation of this Agreement. The Law Firm currently represents or has represented the Company and the Employee, and the Law Firm has advised the parties that they have the right to seek independent representation. The Company and Employee acknowledge that they have been advised of all conflicts of interest arising from the representation provided to the parties referenced herein by attorneys from the Law Firm. The parties hereby waive any conflict of interest resulting from the past, current and future representation provided by the Law Firm to the Company and the Employee in matters both related and unrelated to this Agreement.

17.  Severability; Interpretation.

Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Agreement (including but not limited to Sections 8, 10 through 12) or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances. Headings used in this Agreement are for convenience of reference only.

18.  Entire Agreement.

Any and all prior discussions, understandings, and agreements, whether written or oral, express or implied, including, without limitation, any offer letter, held or made between Employee and the Company are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement of the parties with regard to the matters addressed herein, and this Agreement is entered into with no party relying on any statement or representation made by any other party which is not contained in this Agreement.

19. Amendments.

This Agreement may be modified, amended or supplemented only by execution of a written instrument signed by both Employee and the Company.

20. Survival.

The provisions of Sections 8, 10 through 12 and 13 through 24 shall survive any termination of Employee’s employment hereunder and any termination or expiration of this Agreement.

21.  Notice.

Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered, or if sent by facsimile with confirmation of transmission retained, or if mailed, postage prepaid, registered or certified mail, return receipt requested, or if sent by nationally recognized overnight courier, to the following addresses:

If to the Company:	If to Employee:

Juhl Energy Development, Inc.	John Mitola

or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided.

22. Presumptions.

In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because the attorneys for one of the parties drafted the Agreement.

23. Counterparts.

This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.

24. Arbitration/Waiver of Claims.

The Parties hereby waive any claim they may have against either party regarding any affairs between the Parties prior to this Agreement.  The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Chicago, Illinois before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration.  The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator.  The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date.  This paragraph shall survive the termination of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date set forth above.

Juhl Energy Development Inc.	EMPLOYEE:

By: /s/ Dan Juhl	/s/ John Mitola
CEO	John Mitola

Caution to Employee: THIS AGREEMENT AFFECTS IMPORTANT RIGHTS INCLUDING, WITHOUT LIMITATION, RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THAT EMPLOYEE MAY DEVELOP DURING HIS EMPLOYMENT. DO NOT SIGN IT UNLESS YOU HAVE READ IT CAREFULLY AND ARE SATISFIED THAT YOU UNDERSTAND IT COMPLETELY.

EXHIBIT A - SERVICES

Employee’s duties for and on behalf of the Company shall include the following:

a)	Monitor performance of wind energy companies under supply, warranty and service agreements;

b)	Assist in clients’ performance under various wind energy agreements;

c)	Assist clients in the preparation and filing of documents in compliance with governmental production incentives and other legal requirements;

d)	Perform periodic inspections of wind energy projects to monitor legal compliance;

e)	Maintain records of clients’ income from operations and pay client accounts receivable;

f)	Monitor and communicate with clients regarding repair, replacement and upgrade of equipment;

g)	Negotiate and execute contracts, leases and assignments on behalf of and as approved by clients;

h)	Obtain, extend and renew policies of insurance on behalf of and as approved by clients;

i)	Prepare and present financial reports on the business and operations of clients;

j)	Prepare budgets for the business operations of clients;

k)	Such other duties as may be reasonably requested from time to time with respect to performing administrative services agreements with clients;

l)	Identify sites for development and operation of commercial wind generation projects;

m)	Negotiate options and/or leases with owners of sites to develop wind generation projects;

n)	Design wind generation projects;

o)	Apply for applicable environmental, zoning and building permits for wind generation projects;

p)	Apply for available federal and state tax credits, incentive payments, grants or other sources of revenue or capital to support wind generation projects;

q)	Negotiate power purchase or sale agreements with utilities to sell output of wind generation projects;

r)	Negotiate turbine supply, construction, design and warranty agreements and related insurance and financing documents for wind generation projects;

s)	Such other duties as may be reasonably requested from time to time with respect to developing wind generation projects; and

t)	Such other duties as may be reasonably requested from time to time with respect to the Business.